Exhibit 99.7

October 19, 2020

Switchback Energy Acquisition Corporation

5949 Sherry Lane

Suite 1010

Dallas, TX 75225

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Switchback Energy Acquisition Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, the undersigned hereby consents, pursuant to Rule 438 of Regulation C promulgated under the Securities Act, to being named and described in the proxy statement/prospectus/consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus/consent solicitation statement.

Sincerely,

/s/ G. Richard Wagoner, Jr.
G. Richard Wagoner, Jr.